                                                                     EXHIBIT B-3

GOLDMAN SACHS CREDIT PARTNERS L.P.                       WELLS FARGO BANK, N.A.
      85 BROAD STREET                                    333 SOUTH GRAND AVENUE
  NEW YORK, NEW YORK 10004                                     SUITE 900
                                                          LOS ANGELES, CA 90071




PERSONAL AND CONFIDENTIAL

May 17, 2000

Green Equity Investors III, L.P.
c/o Leonard Green & Partners, L.P.
11111 Santa Monica Boulevard
Suite 2000
Los Angeles, CA  90025

Attention: Mr. John G. Danhakl
               Mr. John Baumer

TPG Partners III, L.P.
c/o Texas Pacific Group
345 California Street
Suite 3300
San Francisco, CA  94104

Attention: Mr. Jonathan Coslet



                           PETCO ANIMAL SUPPLIES, INC.

Ladies and Gentlemen:

We are pleased to confirm the arrangements under which (i) Goldman Sachs Credit Partners L.P. ("GSCP") is exclusively authorized by Green Equity Investors III, L.P. and TPG Partners III, L.P. (the "SPONSORS") to act as Joint Lead Arranger, Joint Book-runner and Sole Syndication Agent in connection with, (ii) Wells Fargo Bank, N.A. ("Wells") is exclusively authorized by the Sponsors to act as Joint Lead Arranger, Joint Book-runner and Sole Administrative Agent in connection with and (iii) each of GSCP and Wells commits to provide the financing for, certain loans described herein, in each case on the terms and subject to the conditions set forth in this letter, the attached Annex A and the attached Annex B (together, the "COMMITMENT LETTER").

You have advised us that the Sponsors intend to consummate a leveraged acquisition (the "ACQUISITION") of Petco Animal Supplies, Inc. (the "COMPANY"). While the structure and certain terms of the Acquisition have yet to be finally determined, it is anticipated that the Sponsors will create a holding company subsidiary ("HOLDCO"), which, in turn, will create a merger subsidiary ("MERGERCO"). MergerCo would merge with the Company, with the

                                     B-3-1

Company being the surviving corporation. You have also advised us that you propose to finance the Acquisition (which includes the refinancing of the Company's and its subsidiaries' existing indebtedness (except capital lease obligations estimated at approximately $17 million)), including transaction costs, and provide financing for the Company's and its subsidiaries' working capital and general corporate needs after the consummation of the Acquisition with the proceeds of (i) up to $400.0 million of senior secured credit facilities (the "FACILITIES") to be made available to the Company, (ii) a private placement by the Company of $125.0 million of senior subordinated unsecured debt securities (the "SUBORDINATED DEBT") and (iii) common and cumulating and compounding preferred cash equity contributions by Sponsors and their respective affiliates of approximately $185 million (the "SPONSOR EQUITY") and "rollovers" by existing management of Company (the "ROLLOVER EQUITY") of their equity interests or options valued at approximately $3.3 million; PROVIDED that, in any event the aggregate of the Sponsor Equity and the Rollover Equity shall be approximately $188.3 million. Upon consummation of the Acquisition, the Sponsors will own, through their 100% ownership of the equity of HoldCo, approximately 75% of the fully diluted common stock of the Company.

GSCP is pleased to confirm its commitment to act as Joint Lead Arranger and Joint Book-runner to provide you and the Company with structuring advice in connection with the Facilities and as Sole Syndication Agent (the "SYNDICATION AGENT ") to provide you and the Company with syndication advice in connection with the Facilities. Wells is pleased to confirm its commitment to act as Joint Lead Arranger and Joint Book-runner to provide you and the Company with structuring advice in connection with the Facilities and as Sole Administrative Agent (the "ADMINISTRATIVE AGENT ", and together with the Syndication Agent, the "AGENTS ") in connection with the administration of the Facilities. In addition, each of GSCP and Wells is pleased to confirm, severally, its commitment to provide the Company one-half of the full $400.0 million of the Facilities, in each case on the terms and subject to the conditions contained in this Commitment Letter. Our fees for such services are set forth in a separate fee letter (the "FEE LETTER") entered into by the Sponsors and the Agents on the date hereof, PROVIDED, that GSCP will be listed on the "left-hand side" (or first, as the context requires), in all materials relating to the Facilities.

Our several commitments are subject, in our reasonable discretion, to the following conditions: (i) there shall not have been, since January 29, 2000, any material adverse change in or affecting the business, financial condition, results of operations or prospects of the Company and its subsidiaries, taken as a whole, in each case other than pursuant to or disclosed in the Agreement and Plan of Merger (the "AGREEMENT AND PLAN OF MERGER") with respect to the Company dated as of even date herewith, (ii) there shall not exist material adverse conditions in the financial or capital markets generally, or in the market for loan syndications in particular, which in any such case under clause (i) or (ii) we, in our reasonable judgment, deem material and (iii) the Facilities being assigned a credit rating by two nationally recognized rating agencies (which agencies must be acceptable to us). Our several commitments are also subject, in our reasonable discretion, to the satisfactory negotiation, execution and delivery of appropriate loan documents relating to the Facilities, including, without limitation, a credit agreement, guaranties, security agreements, pledge agreements, real property security agreements, opinions of counsel and other related definitive documents (collectively, the "LOAN DOCUMENTS") to be based upon and substantially consistent with the terms set forth in this Commitment Letter. In addition, our several commitments are subject, in our reasonable discretion, to our being satisfied with the results of our due diligence (to be completed within 2 weeks after your acceptance of this Commitment

                                     B-3-2

Letter assuming we are provided promptly with all requested information and access we deem necessary to complete such due diligence) with respect to the tax, accounting, legal and regulatory issues relevant to the Acquisition and the Company and its subsidiaries.

The terms of this Commitment Letter are intended as an outline of certain of the material terms of the Facilities, but do not include all of the terms, conditions, covenants, representations, warranties, default clauses and other provisions that will be contained in the Loan Documents. The Loan Documents shall include, in addition, provisions that are customary or typical for financings of this type and other provisions that the Agents may reasonably determine to be appropriate in the context of the proposed transactions.

GSCP and Wells intend and reserve the right to syndicate the Facilities to the Lenders (as defined in the attached Annex B) and the several commitments of GSCP and Wells hereunder shall be reduced dollar-for-dollar (on a 50/50 basis) as and when corresponding commitments are received from the Lenders. In consultation with you, GSCP and Wells shall select the Lenders with your consent, not to be unreasonably withheld. GSCP and Wells will jointly lead the syndication, including determining the timing of all offers to potential Lenders, any title of agent or similar designations awarded to any Lender and the acceptance of commitments, the amounts offered and the compensation provided to each Lender from the amounts to be paid to the Agents pursuant to the terms of this Commitment Letter and the Fee Letter. GSCP and Wells will jointly determine the final commitment allocations and will notify the Sponsors of such determinations. To ensure an orderly and effective syndication of the Facilities, you agree that, until the later of the termination of the syndication as determined by GSCP and Wells jointly and 90 days following the date of initial funding under the Facilities, you will not, and will not permit any of your affiliates (including HoldCo, the Company and its subsidiaries) to, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt facility or debt security of HoldCo, the Company or any of its subsidiaries (other than the Facilities, the Subordinated Debt and other indebtedness contemplated hereby), including any renewals or refinancings of any existing debt facility or debt security, without the prior written consent of the Agents. You also agree that the Agents shall be entitled, but not obligated, after consultation with you, to change the terms, conditions, pricing and/or structure of the Facilities if the Agents determine in their reasonable discretion that such changes are advisable to insure the successful syndication of all of the Facilities; PROVIDED that (i) the aggregate amount of the Term Facilities remains unchanged, (ii) the total amount of the Revolving Facility remains unchanged, (iii) the pricing with respect to loans made under the Facilities shall not be increased by more than .75% per annum in excess of the rates set forth in Annex B and (iv) the fees set forth in the accompanying Fee Letter shall not change.

You agree to cooperate and to use best efforts to cause the Company to cooperate with the Agents in connection with (i) the preparation of an information package regarding the business, operations and prospects of the Company and HoldCo including, without limitation, the delivery of all information relating to the transactions contemplated hereunder prepared by or on behalf of the Sponsors, the Company or HoldCo deemed reasonably necessary by the Agents to complete the syndication of the Facilities and (ii) the presentation of such information package in bank meetings and other communications with prospective Lenders in connection with the syndication of the Facilities. The Company shall be solely responsible for the contents of any such information package and presentation and you acknowledge that the Agents will be using and

                                     B-3-3
relying upon the information contained in such information package and presentation without independent verification thereof. In addition, you represent and covenant that all information about the Sponsors, HoldCo or MergerCo provided by you to the Agents or the Lenders in connection with the transactions contemplated hereunder is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading; and that to the best of your knowledge all information provided by or about the Company to the Agents or the Lenders in connection with the transactions contemplated hereunder is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading. We acknowledge that projections or other forward looking statements do not constitute "information" and that you represent and covenant that such projections and other forward looking statements will have been prepared in good faith based on assumptions believed by you to be reasonable.

In connection with arrangements such as this, it is the policy of our respective firms to receive indemnification. You agree to the provisions with respect to our indemnity and other matters set forth in Annex A which is incorporated by reference into this Commitment Letter. The Agents agree that your obligations and liabilities under this Commitment Letter, including Annex A hereto, and the Fee Letter shall terminate to the extent that both the Acquisition has been consummated and the Company has assumed such obligations and liabilities.

Please note that this Commitment Letter, the Fee Letter and any written or oral advice provided by the Agents in connection with this arrangement is exclusively for your information and may not be disclosed to any third party or circulated or referred to publicly without our prior written consent, except, after providing written notice to the Agents, pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative or legislative body or committee. In addition, we hereby consent to your disclosure of (i) such advice, this Commitment Letter and the Fee Letter to your officers, directors, agents, advisors and other providers of financing who are directly involved in the consideration of the Facilities to the extent such persons are obligated to hold such advice in confidence, and (ii) this Commitment Letter (but not the Fee Letter) or the information contained herein (but not in the Fee Letter) (x) to the Company and the Company's financial and legal advisors to the extent you notify such persons of their obligations to keep such material confidential and (y) after your acceptance of this Commitment Letter and the Fee Letter, as required in filings with the Securities and Exchange Commission and other applicable regulatory authorities.

Our several commitments hereunder shall terminate on November 1, 2000 unless the closing of the Facilities, on the terms and subject to the conditions contained herein, shall have been consummated.

As you know, each of GSCP and Wells may from time to time effect transactions, for its own account or the account of customers, and hold positions in loans or options on loans of HoldCo, the Company and other companies that may be the subject of this arrangement. In addition, Goldman, Sachs & Co. is a full service securities firm and as such may from time to time effect transactions, for its own account or the account of customers, and hold positions in securities or options on securities of HoldCo, the Company and other companies that may be the subject of this arrangement. In addition, each of GSCP and Wells may employ the services of its affiliates


                                     B-3-4
in providing certain services hereunder and may exchange with such affiliates information concerning HoldCo and the Company and other companies that may be the subject of this arrangement in providing such services, and such affiliates shall be entitled to the benefits afforded to GSCP and Wells hereunder.

This Commitment Letter and the Fee Letter may be executed in counterparts which, taken together, shall constitute an original. Delivery of an executed counterpart of this Commitment Letter or the Fee Letter by telecopier shall be effective as delivery of a manually executed counterpart thereof. This letter shall be governed by and construed in accordance with the laws of the State of New York.

Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed copy of this Commitment Letter, together, if not previously executed and delivered, with the Fee Letter, on or before the close of business on the third business day following the date of this letter, whereupon this Commitment Letter and the Fee Letter shall become binding agreements between us. If not signed and returned as described in the preceding sentence by such date, this offer will terminate on such date. We look forward to working with you on this assignment.

Very truly yours,

GOLDMAN SACHS CREDIT                        WELLS FARGO BANK, N.A.
 PARTNERS L.P.
By  /s/ R.T. WAGNER                         By /s/ KEVIN MEKHANN
  ------------------------------              ------------------------------
Authorized Signatory                        Name:  Kevin Mekhann
                                            Title: Vice President

                                            ACCEPTED AS OF THE DATE HEREOF:

                                            GREEN EQUITY INVESTORS III, L.P.
                                            By:  GEI CAPITAL III, LLC
                                                 its General Partner

                                            By /s/ JOHN DANHAKL
                                              ------------------------------
                                            Name:  John Danhakl
                                            Title  Manager

                                            TPG PARTNERS III, L.P.
                                            By:  TPG GenPar III, L.P.
                                            By:  TPG Advisors III, Inc.

                                            By /s/ JONATHAN J. COSLET
                                              ------------------------------
                                            Name:  Jonathan Coslet
                                            Title  Vice President


                                     B-3-5

                                     ANNEX A

IN THE EVENT THAT EITHER AGENT BECOMES INVOLVED IN ANY CAPACITY IN ANY ACTION, PROCEEDING OR INVESTIGATION BROUGHT BY OR AGAINST ANY PERSON, INCLUDING STOCKHOLDERS OR OTHER OWNERS OF EITHER SPONSOR, HOLDCO OR THE COMPANY, IN CONNECTION WITH OR AS A RESULT OF EITHER THIS ARRANGEMENT OR ANY MATTER REFERRED TO IN THIS COMMITMENT LETTER OR THE FEE LETTER (TOGETHER, THE "LETTERS"), THE SPONSORS, SEVERALLY AND NOT JOINTLY, PERIODICALLY WILL REIMBURSE SUCH AGENT FOR ITS REASONABLE AND DOCUMENTED LEGAL AND OTHER EXPENSES (INCLUDING THE REASONABLE AND DOCUMENTED COST OF ANY INVESTIGATION AND PREPARATION) INCURRED IN CONNECTION THEREWITH; PROVIDED, HOWEVER, THAT IF IT IS FOUND IN ANY SUCH ACTION, PROCEEDING OR INVESTIGATION THAT ANY LOSS, CLAIM, DAMAGE OR LIABILITY OF SUCH AGENT HAS RESULTED FROM THE GROSS NEGLIGENCE OR BAD FAITH OF SUCH AGENT IN PERFORMING THE SERVICES WHICH ARE THE SUBJECT OF THIS LETTER, SUCH AGENT SHALL REPAY SUCH PORTION OF THE REIMBURSED AMOUNTS THAT IS ATTRIBUTABLE TO EXPENSES INCURRED IN RELATION TO THE ACT OR OMISSION OF SUCH AGENT WHICH IS THE SUBJECT OF SUCH FINDING. THE SPONSORS, SEVERALLY AND NOT JOINTLY, ALSO WILL INDEMNIFY AND HOLD EACH AGENT HARMLESS AGAINST ANY AND ALL LOSSES, CLAIMS, DAMAGES OR LIABILITIES TO ANY SUCH PERSON IN CONNECTION WITH OR AS A RESULT OF EITHER THIS ARRANGEMENT OR ANY MATTER REFERRED TO IN THE LETTERS, EXCEPT TO THE EXTENT THAT ANY SUCH LOSS, CLAIM, DAMAGE OR LIABILITY RESULTS FROM THE GROSS NEGLIGENCE OR BAD FAITH OF SUCH AGENT IN PERFORMING THE SERVICES THAT ARE THE SUBJECT OF THE LETTERS. IF FOR ANY REASON THE FOREGOING INDEMNIFICATION IS UNAVAILABLE TO SUCH AGENT OR INSUFFICIENT TO HOLD IT HARMLESS, THEN THE SPONSORS, SEVERALLY AND NOT JOINTLY, SHALL CONTRIBUTE TO THE AMOUNT PAID OR PAYABLE BY SUCH AGENT AS A RESULT OF SUCH LOSS, CLAIM, DAMAGE OR LIABILITY IN SUCH PROPORTION AS IS APPROPRIATE TO REFLECT THE RELATIVE ECONOMIC INTERESTS OF THE SPONSORS AND THEIR RESPECTIVE STOCKHOLDERS OR OTHER OWNERS ON THE ONE HAND AND SUCH AGENT ON THE OTHER HAND IN THE MATTERS CONTEMPLATED BY THE LETTERS AS WELL AS THE RELATIVE FAULT OF THE SPONSORS AND SUCH AGENT WITH RESPECT TO SUCH LOSS, CLAIM, DAMAGE OR LIABILITY AND ANY OTHER RELEVANT EQUITABLE CONSIDERATIONS. THE REIMBURSEMENT, INDEMNITY AND CONTRIBUTION OBLIGATIONS OF THE SPONSORS UNDER THIS PARAGRAPH SHALL BE IN ADDITION TO ANY LIABILITY WHICH THE SPONSORS MAY OTHERWISE HAVE, SHALL EXTEND UPON THE SAME TERMS AND CONDITIONS TO ANY AFFILIATE OF SUCH AGENT AND THE PARTNERS, DIRECTORS, AGENTS, EMPLOYEES AND CONTROLLING PERSONS (IF ANY), AS THE CASE MAY BE, OF SUCH AGENT AND ANY SUCH AFFILIATE, AND SHALL BE BINDING UPON AND INURE TO THE BENEFIT OF ANY SUCCESSORS, ASSIGNS, HEIRS AND PERSONAL REPRESENTATIVES OF THE SPONSORS, HOLDCO, COMPANY, EACH AGENT, ANY SUCH AFFILIATE AND ANY SUCH PERSON. THE SPONSORS ALSO AGREE THAT NEITHER AGENT NOR ANY OF SUCH AFFILIATES, PARTNERS, DIRECTORS, AGENTS, EMPLOYEES OR CONTROLLING PERSONS SHALL HAVE ANY LIABILITY TO THE SPONSORS OR ANY PERSON ASSERTING CLAIMS ON BEHALF OF OR IN RIGHT OF EITHER SPONSOR OR ANY OTHER PERSON IN CONNECTION WITH OR AS A RESULT OF EITHER THIS ARRANGEMENT OR ANY MATTER REFERRED TO IN THE LETTERS EXCEPT TO THE EXTENT THAT ANY LOSSES, CLAIMS, DAMAGES, LIABILITIES OR EXPENSES INCURRED BY SUCH SPONSOR RESULT FROM THE GROSS NEGLIGENCE OR BAD FAITH OF SUCH AGENT IN PERFORMING THE SERVICES THAT ARE THE SUBJECT OF THE LETTERS; PROVIDED, HOWEVER, THAT IN NO EVENT SHALL SUCH INDEMNIFIED PARTY OR SUCH OTHER PARTIES HAVE ANY LIABILITY FOR ANY INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH OR AS A RESULT OF SUCH INDEMNIFIED PARTY'S OR SUCH OTHER PARTIES' ACTIVITIES RELATED TO THE LETTERS. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING IN CONNECTION WITH OR AS A RESULT OF EITHER THIS ARRANGEMENT OR ANY MATTER REFERRED TO IN THE LETTERS IS HEREBY WAIVED BY THE PARTIES HERETO. EXCEPT AS EXPRESSLY PROVIDED IN THE COMMITMENT LETTER TO WHICH THIS ANNEX A IS ATTACHED, THE PROVISIONS OF THIS ANNEX A SHALL SURVIVE ANY TERMINATION OR COMPLETION OF THE ARRANGEMENT PROVIDED BY THE LETTERS.


                                     B-3-6

                                     ANNEX B

                           PETCO ANIMAL SUPPLIES, INC.

                SUMMARY OF TERMS AND CONDITIONS OF THE FACILITIES

THIS SUMMARY OF TERMS AND CONDITIONS OUTLINES CERTAIN TERMS OF THE FACILITIES REFERRED TO IN THE
COMMITMENT LETTER, OF WHICH THIS ANNEX B IS A PART. CERTAIN CAPITALIZED TERMS USED HEREIN ARE
DEFINED IN THE COMMITMENT LETTER.

BORROWER:                    Petco Animal Supplies, Inc. (the "COMPANY").

GUARANTORS:                  HoldCo and each of the Borrower's subsidiaries (other than any subsidiary that is a "controlled foreign corporation" (a "CFC")
                             under Section 957 of the Internal Revenue Code) shall guaranty all obligations under the Facilities; provided that, notwithstanding the foregoing, any subsidiary of the Borrower providing any guaranty of any of the Subordinated Debt (defined below) or any refinancings of any of the foregoing, shall guaranty the Facilities.

JOINT LEAD ARRANGER,
JOINT BOOK-RUNNER AND
SOLE SYNDICATION AGENT:      Goldman Sachs Credit Partners L.P. ("GSCP", and in such capacities, the "SYNDICATION AGENT").

JOINT LEAD ARRANGER,
JOINT BOOK-RUNNER AND
SOLE ADMINISTRATIVE AGENT:   Wells Fargo Bank, N.A. ("WELLS ", and in such capacity, the
                             "ADMINISTRATIVE AGENT").

LENDERS:                     GSCP, Wells and/or other financial institutions selected by GSCP and
                             Wells jointly in consultation with the Sponsors, and with the consent (not to be unreasonably withheld) of the Sponsors (each a
                             "LENDER" and collectively, the "LENDERS").

AMOUNT OF SENIOR
FACILITIES:                  Up to $400.0 million of senior secured bank financing (the
                             "FACILITIES") to include:

                                     (i)      $100.0 million senior term loan facility (the "TERM
                                              FACILITY A");

                                     (ii)     $200.0 million senior term loan facility (the "TERM
                                              FACILITY B"; and together with Term Facility A, the
                                              "TERM FACILITIES"); and

                                     (iii)    $100.0 million senior revolving credit facility (the
                                              "REVOLVING FACILITY").

                                     B-3-7

AVAILABILITY:                Term Facilities:  One drawing may be made under the Term
                             Facilities on the Closing Date.

                             Revolving Facility: Amounts available under the Revolving
                             Facility may be borrowed, repaid and reborrowed after the Closing
                             Date until the maturity date of the Revolving Facility. Up to $8.0 million of the Revolving Facility may be drawn on the Closing Date.

PURPOSE/USE OF
PROCEEDS:                    Term Facilities:  To be used in full to finance the Acquisition, to repay the Company's and its subsidiaries' outstanding indebtedness and to pay related fees and expenses.

                             Revolving Facility:  To be used to finance a portion of the
                             Acquisition and the working capital and general corporate needs of the Borrower and its subsidiaries.

MATURITIES:                  Term Facility A:    6th anniversary of the Closing Date

                             Term Facility B:    8th anniversary of the Closing Date

                             Revolving Facility: 6th anniversary of the Closing Date

CLOSING DATE:                The date on or before November 1, 2000 on which the initial borrowings under the Facilities are made.

AMORTIZATION:                Term Facility A:  The outstanding principal amount of the Term Facility
                             A will be payable in equal quarterly amounts as follows:

                             Year 1:          $2,000,000
                             Year 2:          $7,000,000
                             Year 3:          $13,000,000
                             Year 4:          $18,000,000
                             Year 5:          $25,000,000
                             Year 6:          $35,000,000

                             Term Facility B: The outstanding principal amount of the Term
                             Facility B will be payable in equal quarterly amounts to be determined (it being understood that only minimal amortization will be required with respect to Term Facility B until after the sixth anniversary of the Closing Date).

                             Revolving Facility:  The entire outstanding principal of the
                             Revolving Facility will be due on the sixth anniversary of the
                             Closing Date.

                                     B-3-8

LETTERS OF CREDIT:           At the Borrower's option, a portion of the Revolving Facility to be determined will be made available for the issuance of letters of credit
                             ("LETTERS OF CREDIT").

SWINGLINE FACILITY:          At the Borrower's option, a portion of the Revolving Facility to be determined will be made available to the Borrower pursuant to a swingline facility.

INTEREST RATE:               All borrowings under the Facilities shall bear interest, at the
                             Borrower's option, as follows with respect to all loans made under the
                             Facilities:

                             (i)     for Term Facility A and the Revolving Facility:

                                     (A) at the Base Rate plus 2.25% per annum; or

                                     (B) at the reserve adjusted Eurodollar Rate plus 3.25% per annum; and

                             (ii)    for Term Facility B:

                                     (A) at the Base Rate plus 3.00% per annum; or

                                     (B) at the reserve adjusted Eurodollar Rate plus 4.00% per annum.

                             Commencing six-months after the Closing Date, after the delivery of quarterly reports of the Borrower evidencing the calculation of total debt to EBITDA, the Term Facility A and the Revolving Facility
                             will bear interest at the Base Rate or the reserve adjusted
                             Eurodollar Rate, as the case may be, plus in each case an applicable margin, based upon a performance pricing grid to be determined.

                             As used herein, the terms "Base Rate" and "reserve adjusted
                             Eurodollar Rate" shall have meanings customary and appropriate for financings of this type, and the basis for calculating accrued interest and the interest periods for loans bearing interest at the reserve adjusted Eurodollar Rate shall be customary and appropriate for financings of this type. Interest on outstanding amounts following the occurrence and during the continuance of an Event of
                             Default shall accrue at a rate equal to the rate borne from time to time by the loans plus an additional 2.00% per annum and shall be payable on demand.

INTEREST PAYMENTS:           Quarterly for loans bearing interest with reference to the Base Rate;
                             on the last day of selected interest periods (which shall be one, two, three and six months) for loans bearing interest with

                                     B-3-9

                             reference to the reserve adjusted Eurodollar Rate (and at the end of every three months, in the case of interest periods of longer than three months); and upon prepayment, in each case payable in arrears and computed on the basis of a 360-day year for Eurodollar Rate
                             Loans and on the basis of a 365-/366-day year for Base Rate Loans.

INTEREST RATE
PROTECTION:                  Within 90 days after the Closing Date, the Borrower will obtain interest rate protection through interest rate swaps, caps or other agreements reasonably satisfactory to the Agents against increases in the interest rates with respect to a notional amount equal to not less than 25% of the Term Facilities for a period of not less than 2 years.

FUNDING PROTECTION:          Customary for transactions of this type, including breakage costs, gross-up for withholding, compensation for increased costs and compliance with capital adequacy and other regulatory restrictions.

COMMITMENT FEES:             Commitment fees on the daily average unused portion of the Revolving
                             Facility (reduced by the amount of letters of credit issued and outstanding) shall accrue from the Closing Date at the rate of .50%
                             per annum, and shall be payable quarterly in arrears.

LETTERS OF CREDIT
FEES:                        The letter of credit fee shall be a percentage per annum equal to the applicable margin for Eurodollar Rate loans under the Revolving
                             Facility, which shall be shared by all Lenders under the Revolving
                             Facility, and an additional fronting fee of a percentage per annum to be mutually agreed upon with the Administrative Agent, which shall be retained by the Lender issuing the letter of credit, in each case based upon the applicable percentage multiplied by the amount available from time to time for drawing under such letter of credit. In addition, certain customary fees assessed by the issuing
                             Lender shall be payable.

VOLUNTARY
PREPAYMENTS:                 The Facilities may be prepaid in whole or in part without premium or penalty (provided that loans bearing interest with reference to the reserve adjusted Eurodollar Rate shall be prepayable only on the last day of the related interest period unless the Borrower pays any related "broken funding" costs). Voluntary prepayments shall be applied among the Facilities as determined by the Borrower; provided that any voluntary prepayments of the Term Facility A or Term
                             Facility B, as the case may be, shall be further applied to the remaining scheduled amortization payments of such Term Facility on a pro rata basis.

                                     B-3-10

MANDATORY
PREPAYMENTS:                 The Borrower shall make the following mandatory prepayments (subject to certain basket amounts to be mutually agreed upon in the definitive
                             Loan Documents):

                             1.      ASSET SALES - prepayments in the amount of all of the net
                                     after-tax cash proceeds of the sale or other disposition of any property or assets of the Borrower or any of its
                                     subsidiaries, other than net cash proceeds (y) of sales or other dispositions of inventory or other assets in the
                                     ordinary course of business, and (z) reinvested in long-term productive assets of the Borrower or its subsidiaries within
                                     270 days of receipt of such net cash proceeds;

                             2.      INSURANCE/CONDEMNATION PROCEEDS -prepayments in the amount of all of the net cash proceeds received under any casualty insurance maintained by HoldCo, the Borrower or any of its subsidiaries or pursuant to the power of eminent domain or condemnation, other than permitted reinvestments to be
                                     mutually agreed upon in the definitive Loan Documents;

                             3.      EQUITY OFFERINGS - prepayments in an amount equal to 75% of the net cash proceeds received from the issuance of equity securities of HoldCo, the Borrower or any of its
                                     subsidiaries;

                             4.      PROCEEDS OF DEBT ISSUANCES -prepayments in the amount of all of the net cash proceeds received by any of HoldCo, Borrower or its subsidiaries from issuances of debt securities by
                                     HoldCo, the Borrower or any of its subsidiaries (other than indebtedness permitted under the Loan Documents);

                             5.      EXCESS CASH FLOW - prepayments in an amount equal to 75% of excess cash flow (to be defined), payable within 100 days of each fiscal year-end commencing with the fiscal year ending
                                     January 29, 2002.

                                     The percentage of proceeds required for prepayments in each of 3 and 5 above shall decrease to 50% when the Borrower's leverage ratio reaches less than 3.0: 1.0.

                             All such prepayments shall be applied without premium or penalty
                             (except for breakage costs, if any) to repay, first, outstanding loans under the Term Facilities as set forth in the next sentence and, second, outstanding loans (and to the permanent reduction of

                                     B-3-11

                             commitments) under the Revolving Facility. All mandatory prepayments of the Term Facilities shall be applied to scheduled amortization prepayments of the Term Facilities pro rata between the Term
                             Facilities and further applied pro rata to the remaining scheduled amortization payments thereon; provided that any Lender under Term
                             Facility B may, so long as there is a corresponding principal amount outstanding under the Term Facility A, decline to accept any such prepayment, in which case the amount of such declined payment shall be applied to the further prepayment of Term Facility A.

SECURITY:                    The Facilities and each guarantee thereof will be secured by first priority security interests in substantially all assets, including without limitation, all personal, real and mixed property of the
                             Borrower and the subsidiary Guarantors (except as otherwise agreed to by the Agents including leaseholds which the Agents determine are immaterial to the collateral package as a whole). In addition, the
                             Facilities shall be secured by a first priority security interest in
                             100% of the stock of the Borrower and each of its subsidiaries
                             (limited, in the case of the voting stock of subsidiaries that are
                             CFC's, to a pledge of 66% of the stock of each first-tier CFC subsidiary) and all intercompany debt. All security arrangements shall be in form and substance reasonably satisfactory to the
                             Syndication Agent and the Administrative Agent (collectively, the
                             "AGENTS").

REPRESENTATIONS AND
WARRANTIES:                  Customary and appropriate including, without limitation, due organization and authorization, execution, delivery and
                             enforceability of the Loan Documents, financial condition, no material adverse change, title to properties, liens, litigation, payment of taxes, compliance with laws, environmental and ERISA matters, consents and approvals and full disclosure.

COVENANTS:                   Customary and appropriate affirmative and negative covenants, including, without limitation, financial covenants related to minimum fixed charge coverage, minimum interest coverage, maximum capital expenditures, total adjusted debt to EBITDAR and senior leverage tests. Other covenants will include, without limitation, financial and other reporting requirements, and, subject to customary exceptions and baskets, limitations on other indebtedness, liens, negative pledge, investments, guarantees, restricted junior payments (dividends, redemptions and payments on subordinated debt and junior capital), mergers and acquisitions, sales or transfers of assets, sales and leasebacks, transactions with affiliates.

                                     B-3-12

EVENTS OF DEFAULT:           Customary and appropriate including, without limitation, failure to make payments when due, defaults under other agreements or instruments of indebtedness, noncompliance with covenants, breaches of representations and warranties, bankruptcy, uninsured judgments in excess of specified amounts, ERISA, impairment of security interests in collateral, invalidity of guarantees, and "changes of control" (to be defined in a mutually agreed upon manner).

CONDITIONS PRECEDENT
TO INITIAL BORROWINGS:       1.      SATISFACTORY DOCUMENTATION.  The definitive Loan Documents and the other documentation evidencing the Facilities shall be prepared by counsel to the Agents and shall be in form and substance reasonably satisfactory to the Agents and the
                                     Lenders.

                             2.      ACQUISITION STRUCTURE AND DOCUMENTATION. The structure utilized to consummate the Acquisition, the terms thereof, the pro
                                     forma capitalization of HoldCo and the Borrower after giving effect to the Acquisition, and the definitive documentation relating thereto (the "DEFINITIVE ACQUISITION DOCUMENTS")
                                     shall be in form and substance reasonably satisfactory to
                                     the Agents (it being understood and agreed that the draft of
                                     Agreement and Plan of Merger dated May 15, 2000 is
                                     satisfactory), and the Definitive Acquisition Documents
                                     shall be in full force and effect on the Closing Date.

                             3.      CONSUMMATION OF ACQUISITION. Prior to the initial borrowing under the Facilities or simultaneously therewith, the
                                     Acquisition shall have been consummated pursuant to the
                                     Definitive Acquisition Documents, no provision of which
                                     shall have been amended, supplemented, waived or otherwise modified in any material respect without the prior written consent of the Agents.

                             4.      EQUITY CONTRIBUTIONS.  Prior to the initial borrowing under the Facilities or simultaneously therewith, (i) the Sponsors shall have consummated the purchase of approximately $185
                                     million of common and/or cumulating and compounding
                                     preferred equity (the "SPONSOR EQUITY") of the Company and approximately $3.3 million of additional common and/or
                                     cumulating and compounding preferred equity (the "ROLLOVER
                                     EQUITY") shall have been provided through "rollovers" by
                                     existing management shareholders of the Company; PROVIDED
                                     that, in any event the aggregate of the Sponsor Equity and the Rollover Equity shall be

                                     B-3-13

                                     approximately $188.3 million, and (ii) the terms and
                                     provisions of the Sponsor Equity and the Rollover Equity
                                     shall be reasonably satisfactory to the Agents.

                             5.      ISSUANCE OF SUBORDINATED DEBT.  Prior to the initial
                                     borrowing under the Facilities or simultaneously therewith
                                     (i) the Borrower shall have received the proceeds of a
                                     private placement by the Borrower of $125.0 million of
                                     subordinated unsecured debt securities (the "SUBORDINATED
                                     DEBT"); (ii) the terms and provisions of the Subordinated
                                     Debt shall be reasonably satisfactory to the Agents (it
                                     being acknowledged that the term sheet attached to the
                                     commitment letter dated May 15, 2000 provided by Trust
                                     Company of the West is satisfactory); and (iii) the proceeds of the Subordinated Debt shall have been applied in full to finance a portion of the Acquisition, repay existing
                                     indebtedness of the Company and its subsidiaries and to pay related fees and expenses.

                             6.      DISCHARGE OF EXISTING DEBT. Concurrently with the
                                     consummation of the Acquisition, substantially all
                                     pre-existing indebtedness (including, without limitation,
                                     any earnout obligations and seller paper but excluding
                                     capital lease obligations estimated at approximately $17
                                     million) of the Company and its subsidiaries shall have been repaid or repurchased in full, all commitments relating
                                     thereto shall have been terminated, and all liens or
                                     security interests related thereto shall have been
                                     terminated or released, in each case on terms reasonably
                                     satisfactory to the Agents.

                             7.      SECURITY. The Administrative Agent, for the benefit of the
                                     Lenders, shall have been granted perfected first priority
                                     security interests in all assets to the extent described
                                     above under the heading "Security" in form and substance
                                     reasonably satisfactory to the Agents.

                             8.      PAYMENTS OF AMOUNTS DUE. On the Closing Date, all costs,
                                     fees, expenses and other compensation contemplated hereby
                                     payable to the Agents or the Lenders shall have been paid to the extent due.

                             9.      CAPITAL STRUCTURE: RELATED AGREEMENTS. All agreements (other than the Definitive Acquisition Documents, which are
                                     provided for at paragraph 2 of the Conditions Precedent to
                                     Initial Borrowings) relating to the corporate and capital
                                     structure of the Borrower and the guarantors, all

                                     B-3-14

                                     organizational documents of such entities and the employment contracts of key employees and executives shall be
                                     reasonably satisfactory to the Agents (it being acknowledged that the form of employment agreement attached to the
                                     Agreement and Plan of Merger is satisfactory).

                             10.     SOLVENCY.  The Lenders shall have received an opinion from an independent valuation consultant or appraiser reasonably satisfactory to the Agents and a certificate of the chief
                                     financial officer of the Borrower, in each case in form and substance reasonably satisfactory to the Agents, supporting the conclusions that, after giving effect to the Acquisition and the related transactions contemplated hereby, the
                                     Borrower will not be insolvent or be rendered insolvent by the indebtedness incurred in connection therewith, or be
                                     left with unreasonably small capital with which to engage in its businesses, or have incurred debts beyond its ability to pay such debts as they mature.

                             11.     ENVIRONMENTAL MATTERS. The Lenders shall have received
                                     reports and other information in form, scope and substance reasonably satisfactory to the Agents concerning any
                                     material environmental liabilities.

                             12.     CONSENTS AND APPROVALS. All necessary governmental and third party approvals and consents in connection with the
                                     Facilities, the Acquisition and the other transactions
                                     contemplated by the Facilities shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any
                                     applicable authority.

                             13.     LITIGATION, ETC. There shall not exist any action, suit,
                                     investigation, litigation or proceeding pending or
                                     threatened in any court or before any arbitrator or
                                     governmental authority that materially impairs the
                                     Acquisition, the financing thereof or any of the other
                                     transactions contemplated hereby, or that could have a
                                     material adverse effect on HoldCo, the Borrower, the
                                     Acquisition, the financing thereof or any of the
                                     transactions contemplated hereby.

                             14.     FINANCIAL STATEMENTS AND PERFORMANCE.  The Lenders shall
                                     have received the unaudited financial statements for the
                                     most recently concluded quarterly periods and copies of the monthly reporting package to be provided under the

                                     B-3-15

                                     Agreement and Plan of Merger. The Lenders shall have
                                     received pro forma consolidated financial statements
                                     satisfactory to the Agents with respect to the Company for the fiscal year ended January 29, 2000 and with respect to the most recently concluded fiscal quarter and month,
                                     reflecting the Acquisition and all other acquisitions and
                                     divestitures occurring during such periods and any other
                                     recent or pending acquisitions or divestitures, as of the
                                     beginning of such periods. Such financial statements shall confirm that pro forma EBITDA (to be calculated on a
                                     mutually satisfactory basis) for the Company and its
                                     subsidiaries for the twelve month period ending April 29,
                                     2000 (or, if later, the most recently ended fiscal quarter prior to the Closing Date for which financial statements are available, which financial statements shall in any event be prepared within thirty (30) days after fiscal quarter end)
                                     shall not be less than $97.0 million.

                             15.     CUSTOMARY CLOSING DOCUMENTS. All documents required to be
                                     delivered under the Loan Documents, including customary
                                     legal opinions, corporate records and documents from public officials and officers' certificates, shall have been
                                     delivered and shall be reasonably satisfactory to Agents.

CONDITIONS TO ALL
BORROWINGS:                  The conditions to all borrowings will include requirements relating to prior written notice of borrowing, the accuracy in all material respects of representations and warranties, and the absence of any default or potential event of default, and will otherwise be customary and appropriate for financings of this type.

ASSIGNMENTS AND
PARTICIPATIONS:              The Lenders may assign all, or in an amount of not less than (y) $5 million with respect to the Revolving Facility and/or Term Facility
                             A and (z) $1.0 million with respect to the Term Facility B any part of, their respective shares of the Facilities to their affiliates or one or more banks, financial institutions or other entities that are eligible assignees (to be described in the Loan Documents) which, in the case of assignments with respect to the Revolving Facility
                             (other than the case of assignments made by or to GSCP), are acceptable to the Administrative Agent and (except during the existence of an Event of Default) the Borrower, each such consent not to be unreasonably withheld. Upon such assignment, such affiliate, bank, financial institution or entity shall become a
                             Lender for all purposes under the Loan Documents; provided, assignments made to affiliates and other Lenders shall not be subject to the

                                     B-3-16

                             above described consent or minimum assignment amount requirements.
                             The Administrative Agent will receive a processing fee of $2,000 payable by the assignor or assignee, in connection with each assignment; provided, for any assignments made to affiliates, other
                             Lenders or made by or to GSCP, the processing fee shall be $500. The
                             Lenders will also have the right to sell participations, subject to customary limitations on voting rights, in their respective shares of the Facilities.

REQUISITE LENDERS:           Lenders holding more than 50% of total commitments or exposure under the Facilities, except that (x) any amendment which would
                             disproportionately affect the obligation of the Borrower to make payment of the loans under the Revolving Facility or either of the
                             Term Facilities shall not be effective without the approval of holders of more than 50% of such class of loans and (y) with respect to certain matters relating to the interest rates, maturity, amortization, release of all or substantially all collateral and the definition of Requisite Lenders, Requisite Lenders will be defined as Lenders holding 100% of total commitments or exposure of the
                             Facilities affected thereby.

TAXES, RESERVE
REQUIREMENTS AND
INDEMNITIES:                 All payments are to be made free and clear of any taxes (other than franchise taxes and taxes on overall net income), imposts, assessments, withholdings or other deductions whatsoever. Foreign
                             Lenders shall furnish to the Administrative Agent appropriate certificates or other evidence of exemption from U.S. federal tax withholding.

INDEMNITY:                   Customary and appropriate provisions relating to indemnity and related matters in a form reasonably satisfactory to the Agents and the Lenders.

GOVERNING LAW AND
JURISDICTION:                The Borrower and the guarantors will submit to the non-exclusive jurisdiction and venue of the federal and state courts of the State of New York and shall waive any right to trial by jury. New York law shall govern the Loan Documents.

The foregoing is intended to summarize certain basic terms of the Facilities. It is not intended to be a definitive list of all of the requirements of the Lenders in connection with the Facilities.

                                     B-3-17